EXHIBIT 16.1

November 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated November 15, 2004, of Sport Chalet, Inc. and are in agreement with the statements contained in the second, third, and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP